Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”), dated as of [•], 2025, is by and between United Bankshares, Inc., a West Virginia corporation (the “Company”), and [•] (“Executive”).

Recitals

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to secure the continued employment, dedication, and focused attention of Executive in the event of any threat or occurrence of a Change in Control of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1. Term of Agreement. This Agreement shall be effective on the date hereof (the “Effective Date”).

2. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Accrued Obligations” means:

(i) any earned but unpaid base salary, to be paid as soon as practicable following the Date of Termination;

(ii) any accrued and unused vacation pay, to the extent provided in accordance with the Company’s policies and procedures and applicable law, to be paid as soon as practicable following the Date of Termination;

(iii) any business expenses that are reimbursable pursuant to the Company’s policies and procedures (unless such termination occurred as a result of misappropriation of funds), to be paid as soon as practicable following the Date of Termination; and

(iv) any compensation and/or benefits as may be due or payable to Executive (or Executive’s beneficiary, legal representative or estate, as the case may be, in the event of Executive’s death) in accordance with the terms and provisions of any employee benefit plans or programs of the Company or the Bank, to be paid in accordance with such terms.

(b) “Bank” means United Bank, a Virginia state bank.

(c) “Cause” means Executive’s:

(i) conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(ii) willful and continued failure to perform Executive’s duties hereunder (other than such failure resulting from Executive’s authorized time off or leave, incapacity due to physical or mental illness or subsequent to the provision of a Notice of Termination by Executive for Good Reason) that Executive fails to remedy to the reasonable satisfaction of the Company within thirty (30) days after written notice is delivered by the Company to Executive that sets forth in reasonable detail the basis of Executive’s failure to perform Executive’s duties hereunder;

(iii) willful misconduct (including, but not limited to, a willful breach of the restrictive covenants set forth in any agreement between Executive and the Company, the Bank or any of their respective subsidiaries (individually, a “Company Group Member” and together, the “Company Group”), any act involving moral turpitude, or willful malfeasance or a breach of fiduciary duty to a Company Group Member) that is or may reasonably be expected to cause significant financial or reputational harm to the Company Group; or

(iv) material breach of any applicable Company Group Member’s written rules, procedures or policies as may be in effect from time to time.

For purposes of the definition of “Cause”, no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good-faith belief that the act or omission was in, or not opposed to, the best interests of the Company Group.

(d) “Change in Control” shall have the meaning set forth in the Company’s 2025 Equity Incentive Plan as in effect on the Effective Date.

(e) “Change in Control Period” means the period of time beginning on a Change in Control and through the twenty-four (24) month anniversary of the Change in Control

(f) “Disability” shall have the meaning set forth in the Company’s long term disability plan.

(g) “Good Reason” means a termination of Executive’s employment within ninety (90) days after Executive has actual knowledge of the occurrence of one of the following events to which Executive did not consent in writing and that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within thirty (30) days of Executive becoming aware of such condition):

(i) a material reduction by the Company in Executive’s annual base salary;

(ii) a material diminution in Executive’s positions, authority, duties or responsibilities; or

(iii) a geographical relocation of Executive’s employment more than fifty (50) miles from Executive’s office location immediately prior to such relocation.

Executive’s continued employment during the ninety (90)-day period referred to above in this paragraph (g) will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the Company placing Executive on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a “Good Reason” event; provided, further, that, if Executive is subsequently terminated for Cause, then Executive will repay any amounts paid by the Company to Executive during such paid leave period.

(h) “Qualifying Termination” means a termination of Executive’s employment during the Change in Control Period (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death (other than death after the delivery of a valid Notice of Termination other than for Cause or for Good Reason) or Disability shall not be treated as a Qualifying Termination.

3. Termination of Employment Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) will be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is for Disability, Cause or Good Reason. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by reason of Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by reason of Executive’s Disability, the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c) Resignation from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason or on such earlier date on or after a Notice of Termination is given, as determined by the Board, Executive will be deemed to resign (i) as a director from the Board, the board of directors of the Bank, the board of directors (or similar body) of any other Company Group Member and any other board to which Executive has been appointed or nominated by, or on behalf of, any Company Group Member and (ii) from any other position with the Company Group, including, but not limited to, any officer position with any Company Group Member. Executive agrees to execute such agreements as reasonably requested by the Company Group with respect thereto.

4. Compensation upon Qualifying Termination.

(a) If Executive’s employment is terminated as a result of a Qualifying Termination, Executive will be entitled to the Accrued Obligations and, in addition, the Company will, subject to Section 4(b), provide to Executive:

(i) a lump sum amount equal to [two (2)][three (3)] times the sum of Executive’s (x) current annual base salary and (y) target annual bonus for the year of termination;

(ii) a lump sum amount equal to Executive’s annual bonus earned in the year of termination based on actual performance measured as of the Date of Termination, multiplied by the number of days in the year up to and including the Date of Termination and divided by three hundred and sixty-five (365), plus any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination; and

(iii) if Executive timely elects and maintains continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and Executive’s eligible dependents, as applicable, the Company will pay a monthly amount equal to the amount it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for similarly situated active employees in respect of COBRA coverage for Executive and Executive’s eligible dependents until the earlier of (A) [twenty-four (24)][thirty-six (36)] months following the Date of Termination or (B) the date upon which Executive begins other employment that provides for health coverage benefits (the “COBRA Subsidy”). However, if the Company determines in its sole discretion exercised in reasonable good faith that it cannot provide the COBRA Subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company and Executive will coordinate in good faith to restructure such benefit.

Upon a termination of Executive’s employment as a result of a Qualifying Termination, Executive will be entitled to such rights in respect of any equity awards theretofore made to Executive as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and any Company Group Member.

(b) Condition to Payment. As a condition to the payments and other benefits set forth in this Section 4 (other than the Accrued Obligations), Executive (or Executive’s beneficiary, legal representative or estate, as the case may be, in the event of Executive’s death) must execute and not revoke a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement, which must become effective within sixty (60) days after the Date of Termination. Subject to Section 11 hereof, (i) any lump sum amounts provided pursuant to this Section 4 will be paid on the first regularly scheduled payroll that is at least sixty (60) days following the Date of Termination, and (ii) any amounts provided pursuant to this Section 4 that would be payable within sixty (60) days following the Date of Termination will instead be paid on the first regularly scheduled payroll that is at least sixty (60) days following the Date of Termination, in each case subject to the effectiveness of the Release.

(c) Cease Payments. In the event that Executive materially breaches any restrictive covenant set forth in any agreement between Executive and any Company Group Member, the Company’s obligation to make or provide payments or benefits under this Section 4 will cease.

5. Section 280G. In the event that any payments or benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally-recognized accounting or consulting firm selected jointly by the Company and Executive (the “Determination Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Determination Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Determination Firm such information and documents as the Determination Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs the Determination Firm may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in the Payments required by this provision will occur in the following order, as applicable: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

6. Successors; Binding Agreement.

(a) Company’s Successors. The Company may assign this Agreement, without Executive’s consent, to any other Company Group Member. To the extent it does not occur by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If and to the extent that this Agreement is so assigned, references to the “Company” throughout this Agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive dies following Executive’s Date of Termination while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts unless otherwise provided herein will be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to Executive’s legal representatives or estate.

7. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by certified or registered mail (including UPS or FedEx), return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Address on file with the Company

If to the Company:

Executive Vice President, Chief Financial Officer

United Center

500 Virginia Street East

Charleston, WV 25301

8. Resolution of Differences Over Breaches of Agreement.

(a) The parties will use good-faith efforts to resolve any controversy or claim arising out of, relating to or concerning this Agreement or any aspect of Executive’s employment with the Company or the termination of that employment, first in accordance with the Company’s internal review procedures. If, despite their good-faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim will be resolved by arbitration in Charleston, West Virginia administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures then in effect, except that this requirement will not apply to any claim or dispute that cannot be arbitrated or subject to mandatory arbitration under applicable law. For the avoidance of doubt, any decision by such arbitrator shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. The Company will pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b) If any contest or dispute will arise between the Company and Executive regarding any provision of this Agreement, each of the parties will bear its own legal fees and expenses, except as otherwise provided by applicable law; provided, however, that if any contest or dispute arises between the Company and Executive regarding any provision of this Agreement during a Change in Control Period, the Company agrees to pay or reimburse Executive, to the fullest extent permitted by law, for all legal fees and expenses that Executive reasonably incurs as a result of any contest by the Company, Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance under this Agreement (including as a result of any contest by Executive about the amount of any payments under this Agreement), in each case, provided that, Executive prevails on the claim in such proceeding.

9. Miscellaneous.

(a) At-Will Employment. This Agreement does not constitute a guarantee of employment for any definite period. Executive’s employment is at will and may be terminated by Executive or the Company at any time, with or without reason.

(b) Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in a writing signed by Executive and by a duly authorized officer of the Company and such waiver is set forth in writing and signed by the party granting the waiver. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(c) Full Settlement. Except as provided in the United Bankshares, Inc. Compensation Recoupment Policy, the Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense or other claim, right or action that the Company may have against Executive or others. After a Qualifying Termination of Executive’s employment, in no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts (other than the COBRA Subsidy described in Section 4(a)(iii)) will not be reduced whether or not Executive obtains other employment.

(d) Non-Duplication of Benefits. Except as provided in Section 4 and as contemplated by the following sentence in this Section 9(d), Executive will not be entitled to any payments or benefits from the Company as a result of a Qualifying Termination of Executive’s employment. Upon a Qualifying Termination of Executive’s employment, Executive (or Executive’s beneficiary, legal representative or estate, as the case may be, in the event of Executive’s death) will be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company. This Agreement will be construed and administered to avoid duplication of compensation and benefits. Accordingly, this Agreement will supersede any severance benefit plan, policy, or practice maintained by the Company Group and any benefits provided for in this Agreement may be reduced by any duplicative benefits provided under any statute, rule, or regulation.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by, and construed in accordance with, the laws of the State of West Virginia without regard to its conflicts of law principles.

(f) Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any controversy or claim between Executive and the Company arising out of, or relating to or concerning, this Agreement.

(g) Federal Deposit Insurance Act Compliance. Anything in this Agreement to the contrary notwithstanding, the Company will not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, [including [•],]1 term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, other than [[•],]2 any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date.

11. Section 409A Compliance.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

[1]	Note to Draft: To include any existing change-in-control agreement between Executive and the Company to be superseded.
[2]	Note to Draft: To include any existing employment agreement, supplemental executive retirement agreement, or other agreement between Executive and the Company to be preserved.

(b) All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first (1st) business day of the seventh (7th) month following the Date of Termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 4 hereof unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

12. Representations. Executive represents and warrants to the Company that Executive’s execution of this Agreement and employment by the Company as contemplated herein does not and shall not violate, conflict with or result in a material breach of any covenant restricting competition in an agreement to which Executive is a party.

13. Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes required to be withheld pursuant to any applicable law or regulation.

14. Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

15. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories and each signatory has delivered such counterpart to the other party. Any signature on this Agreement delivered by photographic, facsimile or PDF copy shall be deemed to be an original signature hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

UNITED BANKSHARES, INC.		EXECUTIVE

By:
	[Name]	[Name]
[Title]